Exhibit 10.1

Matter Number AGR-002829-2010

AMENDMENT NUMBER 9

TO

AGREEMENT NUMBER 750-67761-2004

BETWEEN CELLCO PARTNERSHIP D/B/A VERIZON WIRELESS

AND

MOTRICITY, INC

This Amendment Number 9 (“Ninth Amendment”) to the WAP 2.0 Hosting Agreement dated June 24, 2004, as amended by the First Amendment, dated August 31, 2004 and the Second Amendment, dated May 14, 2007, and the Third Amendment, dated November 20, 2007 and the Fourth Amendment, dated November 20, 2007 and the Fifth Amendment, dated June 13, 2009, and the Sixth Amendment dated October 9, 2009, and the Seventh Amendment dated March 29, 2010 and the Eighth Amendment dated June 30, 2010 (as amended, the “Agreement”), by and between Motricity, Inc. a Delaware corporation, with offices at 601 108th Avenue NE, Suite 900, Bellevue, WA (“Motricity”) and Cellco Partnership d/b/a Verizon Wireless, a Delaware general partnership, having an office and principal place of business at One Verizon Way, Basking Ridge, NJ 07920 (“Verizon Wireless”), is made and entered into on and as of the date executed by the last signing Party (“Ninth Amendment Effective Date”).

1.	SCOPE OF THE AMENDMENT

The purpose of this Ninth Amendment is to modify the Terms of the Agreement.

2.	AMENDMENT OF AGREEMENT.

2.1	Section 2.1, Motricity Services, shall be modified by deleting paragraph b in its entirety and replacing it with the following:

In addition Motricity shall furnish Portal Services, Services and/or Software as set forth in Work Orders in the form set forth in Exhibit E to this Agreement issued from time to time by Verizon Wireless and accepted by Motricity in accordance with Section 2.11 of the Agreement

2.2	Section 2.11 of the Agreement Work Orders, shall be modified by adding a new paragraph at the end of the section as follows:

“The Parties shall use the form attached hereto as Exhibit E-1 (the “Custom or Licensed Software Work Order”) to document a description of the services and the Custom Software ordered, including Service Requirements, Acceptance, milestones, pricing, and other relevant information. The Custom or Licensed Software Work Order shall be signed by both parties, and shall be identified as a Work Order pursuant to this Agreement.

2.3	Section 3.2 of the Agreement, Fees and Payments, shall be deleted in its entirety and replace with the following:

“During the Term of this Agreement, Verizon Wireless shall pay Motricity for Portal Services set forth in Exhibit B the fees set forth in Exhibit D and for any other Portal Services, Development Services and/or Software the fees set forth in each applicable Work Order.

All payments are due in U.S. Dollars in accordance with the terms and conditions of this Agreement.”

2.4	Section 4.2 of the Agreement, Security of User Data, shall be modified adding “Service and/or Software” behind “Portal Services.

2.5	Section 5.3 of the Agreement, Other Operational Obligations, shall be modified by adding a new section “d” and “e” as follows:

“d. Software Acceptance. The provisions of Acceptance shall be defined in the “Custom or

Matter Number AGR-002829-2010

Licensed Software Work Order”.

i. Additional Terms Respecting Software

(i) Upon Verizon Wireless’s request, before Verizon Wireless places an Work Order, Motricity shall, at no cost to Verizon Wireless, demonstrate the functional capabilities of Software at agreed times and places. The result of this demonstration or benchmark test may, at Verizon Wireless’s option, be incorporated into the Work Order.

(ii) If Verizon Wireless elects not to perform specific acceptance tests for Software, the Software shall be deemed accepted only upon completion of successful performance in a production environment for a period of sixty (60) days.

“e. Custom Software Development

i. Custom Software Development. Motricity will design, develop, document, test and deliver the Custom Software identified in a Work Order in accordance with the Service Requirements, Milestones and other terms of that Work Order. Motricity shall comply with Verizon Wireless’s reasonable requests for changes to the Service Requirements pursuant to a change order process mutually agreed upon by the Parties.

ii. Background Materials. Motricity will not include any Background Materials in the Custom Software without Verizon Wireless’s prior written consent.

iii. Status of Information. Motricity shall keep Verizon Wireless fully informed of any matters likely to delay timely completion of the Milestones. Motricity shall allow personnel of Verizon Wireless to visit Motricity’s place of business at reasonable times to discuss and inspect the status of the development of the Custom Software. In addition, appropriate personnel of the Parties will meet at least weekly during the course of development to review the status of the development of the Custom Software.

iv. Documentation. Documentation for Custom Software shall be provided in a machine-readable format unless another format is agreed to by Verizon Wireless. When applicable Documentation shall comply with commonly accepted industry standards with respect to content, size, legibility and reproducibility, and shall include such documents as stated in a Work Order and may include without limitation the following: (i) administration; (ii) features and technical specifications; (iii) detailed engineering and circuit design; (iv) installation and testing criteria; (v) operations, provisioning and translations; (vi) maintenance and diagnostics; and (vii) other documentation deemed necessary by Verizon Wireless to support the installation, acceptance testing, administration, maintenance, engineering and operation of the Custom Software, and the full exercise of the ownership rights herein acquired by Verizon Wireless.

2.6	Section 5.4 of the Agreement, Viruses, shall be modified by adding a new paragraph to the end of the section as follows:

“Motricity represents and warrants that there are no copy protections or similar mechanisms within the Software, which will, either now or in the future, interfere with the grants made in this Agreement. Furthermore, Motricity represents and warrants unless (a) requested in writing by Verizon Wireless and Verizon Wireless approves Motricity’s response, or (b) Motricity advises Verizon Wireless in writing that it is necessary to perform valid duties under this Agreement and authorized in writing by Verizon Wireless, Software shall not: (i) contain hidden files; (ii) replicate, transmit or activate itself without control of an authorized person operating computer equipment on which it resides; (iii) alter, damage or erase any data or computer programs without control of an authorized person operating the computer equipment on which it resides; and (iv) contain no encrypted imbedded key, node lock, time out or other function, whether implemented by electronic, mechanical or other means, which restricts or may restrict Use or access to any

Matter Number AGR-002829-2010

programs or data developed under this Agreement, based on residency on a specific hardware configuration, frequency or duration of Use, or other limiting criteria (collectively “Illicit Code”). It is agreed that a breach of the above representation and warranty will cause irreparable harm and injury and Verizon Wireless shall be entitled, in addition to any other rights and remedies it may have at law or in equity, to an injunction enjoining and restraining Motricity from doing or continuing to do any such act and any other violations or threatened violations of the Agreement. In addition to any other remedies available to it under this Agreement, Verizon Wireless reserves the right to pursue any civil and/or criminal penalties available to it against Motricity. Should a subcontractor of, or other third party engaged by Motricity intentionally insert any Illicit Code into any Software, and notwithstanding anything elsewhere in this Agreement to the contrary, Motricity shall be in default of this Agreement, and no cure period shall apply unless Verizon provides otherwise.”

2.7	Section 8.2 of the Agreement, For Convenience, shall be deleted in its entirety and replacing it with the following:

“For Convenience. Verizon Wireless may terminate this Agreement or any Work Order issued hereunder, in whole or in part, by providing Motricity with one hundred twenty (120) days prior written notice. In such an event Verizon Wireless will have no obligation or liability for future monthly support fees for the Portal Services and Motricity shall receive payment only for Services that are fully completed in accordance with this Agreement on or before the date of termination.”

2.8	Section 11.2 of the Agreement, InfoSpace Warranties, shall be modified by adding a new paragraphs f, g, h, I j, and k as follows:

“f. In performing Services and providing Software, Motricity will strictly comply with the descriptions and representations which appear herein and in the applicable Service Requirements.”

“g. All Services and Software furnished by Motricity shall be free of defects for a period of one (1) year following Acceptance of such Services and Software. If within one (1) year from the Acceptance of Services and/or Software any defect exists or arises, then, in each such case, upon receipt of notice of such defect, Motricity will promptly cause such defect to be repaired or remedied at Motricity’s sole cost and expense on a schedule mutually agreed upon by both Parties, or as otherwise outlined in the SOW.”

“h. Motricity, including its employees, agents and contractors, has obtained and will maintain for the Term of this Agreement, any Permits (as such term is defined in Section 15.21) necessary for the performance of Services.”

“i. Motricity owns the Software and Background Materials and has the right to license the same to Verizon Wireless under the terms of this Agreement. As to Software and Background Materials to which Motricity does not have title, Motricity represents and warrants that it has rights in the Software and Background Materials sufficient to permit the license of the Software to Verizon Wireless and that Software has full right, power and authority to license the Software and Background Materials and other rights granted hereunder to Verizon Wireless.”

“j. Software provided under this Agreement does not and will not give rise to or result in any infringement or misappropriation of any patent, copyright, trade secret, or any violation of any other intellectual property right of any third party.”

“k. Forward and Backward Compatibility. Motricity represents and warrants that where it has agreed to provide new versions of Software on an on-going basis such new versions shall be forward (i.e. that as new data formats are deployed, updates will modify or patch Software for compatibility with such new data formats) and backward (i.e., that as Software is modified and

Matter Number AGR-002829-2010

updated, it will continue to be compatible with the data formats, environments and systems with which it previously was used) compatible and shall contain materially similar functionality to and will be substantially compatible with the preceding version of the Software and its operating environment.”

2.9	Section 11.5 of the Agreement, Indemnification, shall be modified by

a.

b. adding “Service and/or Software” behind “Portal Services” in paragraphs a.i. and a.i.(A)

c. adding a new last sentence to paragraph a.i.(A) as follows: “For the avoidance of doubt, the obligations set forth in Section 11.2.a shall apply in the event of such a claim.”

d. Adding a new last sentence after paragraph i as follows: “which include, for the avoidance of doubt, any damages suffered by and payable to an OEM”

2.10	Section 12.12 of the Agreement, shall be modified by adding the following:

12.12.1 Software/Custom Software

a. In the event a Work Order provides for the license of Software, the following terms shall apply:

i. License Grant

(A) The Work Order shall set forth the license terms. In the absence of any license grant, Motricity grants to Verizon Wireless, its Affiliates, and Indirect Channel Entities, and to its and their OEMs, customers, employees, agents and contractors, for the Term of the Agreement a non-exclusive, enterprise wide, worldwide, fully paid-up, royalty-free license and right to Use and access the an unlimited number of copies, or such other amount set forth in the applicable Work Order, of any Software and any documentation related thereto required specified in a Work Order, at the prices set forth in the applicable Work Order.

(B) Verizon Wireless shall also have the right, at no additional charge, to Use the Software by means of remote electronic access at locations other than the locations at which the Software is stored. Motricity also grants to Verizon Wireless the right to authorize Use or to transfer or sublicense such license to its subcontractors, agents, contractors, outsourcing entities and others for use when performing services for Verizon Wireless. In addition, if Verizon Wireless transfers or assigns the Software to an Affiliate or a third party in connection with the provision or support of network services, then the license granted hereunder shall extend to such transferee or assignee. No such authorization, transfer or sublicense shall release Verizon Wireless from its obligations hereunder.

ii. License Term. The term of each license of Software granted under this Agreement or any Work Order shall commence on the applicable delivery date, or such other date as set forth in an Work Order, and shall remain in effect for the duration of the license term stated in the Work Order, or until the Use of the Software, as it may have been updated or enhanced is permanently discontinued by Verizon Wireless, unless such license for Software is terminated in accordance with Section 8.2. For the avoidance of doubt, the license rights granted under this section shall continue for the useful life of such Wireless Device on which the Software

Matter Number AGR-002829-2010

has been installed, notwithstanding the termination, expiration or non-renewal of this Agreement or any licenses granted hereunder or under any Work Order, and regardless of the cause or reason for such termination, expiration or non-renewal.

iii. Shrink-Wrap Licenses. Under no circumstances shall any Motricity shrink-wrap or click-wrap license be given any force or effect in connection with any Software and Verizon Wireless specifically rejects all such licenses. The Parties agree to replace the terms of such licenses with the terms of this Agreement.

iv. All rights and licenses granted under or pursuant to this Agreement or any Work Order by Motricity to Verizon Wireless are, and shall otherwise be deemed to be, for the purposes of Section 365(n) of the United States Bankruptcy Code (“Code”), licenses to rights to “intellectual property” as defined in the Code. The Parties agree that Verizon Wireless, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Code. The Parties further agree that, in the event of a bankruptcy proceeding by or against Motricity under the Code, Verizon Wireless shall be entitled to retain all of its rights (including all licenses) under this Agreement and/or any Work Order. Time is of the essence. In the event of filing a petition for relief under the Code, Motricity shall assume or reject the Agreement within thirty (30) days.”

v. Escrow.

(A) In order to protect the rights of Verizon Wireless, Motricity shall upon the written request of Verizon Wireless, at its sole cost and expense, deposit, keep and maintain current a copy of the Source Code Materials identified in Section 11.7.2 below for any Software licensed by Motricity to Verizon Wireless in escrow with a commercial escrow agent selected by Verizon Wireless, pursuant to an escrow agreement by and among Motricity, Verizon Wireless and such agent or if Motricity has deposited and maintains such Source Code Materials in an escrow account with an escrow agent in the United States, acceptable to Verizon Wireless, then Motricity shall at its sole cost and expense and within thirty (30) days of the Effective Date of this Agreement, register Verizon Wireless as a listed beneficiary under such source code agreement (“Escrow Agreement”). Such Escrow Agreement shall authorize the escrow agent to release such Source Code Materials to Verizon Wireless if and when Verizon Wireless shall have a right thereto pursuant to this Agreement. If Motricity fails to maintain the escrow or Escrow Agreement as agreed herein, then Motricity or others acting on behalf of Motricity, shall furnish the Source Code Materials directly to Verizon Wireless. Motricity shall be deemed to have granted to Verizon Wireless a license and right to Use the Software and Source Code Materials under the terms and conditions of this Agreement, effective upon such time as, but only in the event that, Verizon Wireless obtains the Source Code Materials.

(B) To protect the rights and interests of Verizon Wireless, Motricity shall immediately place in escrow the following items (collectively, “Source Code Materials”) which will enable Verizon Wireless to maintain, support and enhance such Software or to contract with others for such work in accordance with the escrow release events indicated in Section 11.7.3 below (“Escrow Release Events”):

1. One (1) machine-readable copy of the source code of the current production level version of the Software in use by Verizon Wireless;

2 One (1) machine readable copy of all third party software that is required by the Software to enable Verizon Wireless to duplicate its operating environment;

3 One (1) machine readable copy of all documentation associated with the above two (2) machine readable materials;

Matter Number AGR-002829-2010

4 One (1) machine readable copy of all the system libraries of the development platform used by Motricity to produce Software at the specific version and/or release level as delivered to Verizon Wireless;

5 One (1) copy of the Software as delivered to Verizon Wireless and produced using the materials in 5.3.e.ii.(A) above;

6 One (1) machine readable copy of the development notes documenting problems encountered during the compilation and linking processes in converting the material in 5.3.e.ii.(A) to the material in 5.3.e.ii.(C) and the associated fixes (including all fixes applied to the third party code in 5.3.e.ii.(B), also in machine readable format.

(C) Escrow Release Events. The “Escrow Release Events” defined and agreed to herein, and in any Escrow Agreement that may be entered into by the parties, shall include, but not be limited to, these conditions upon which the Source Code Materials shall be released to Verizon Wireless, temporarily or permanently, if one or more of the following events occur:

1. permanently, if Motricity becomes insolvent or admits insolvency or admits a general inability to pay debts as they become due or fails to maintain the accuracy and satisfy the requirements supporting the accuracy of its representations;

2. permanently, if Motricity files a petition for protection under the Bankruptcy code of the United States, or an involuntary petition is filed against the Motricity and is not dismissed within sixty (60) days, or Verizon Wireless exercises its rights under 365(n) of the Bankruptcy Code;

3. permanently, if control of Motricity is acquired by a competitor of Verizon Wireless and it is determined by Verizon Wireless that there is a threat to its ability to receive technical support or to its Confidential Information resulting from the transfer of control;

4. temporarily, if Motricity fails to provide technical support during any emergency or out-of-service condition or, at any time, ceases to provide warranty or maintenance support for a period of thirty (30) days or otherwise to perform its obligations under this Agreement. Verizon Wireless shall only use Source Code Materials released during this event for the purpose of placing the Software back into operation or otherwise maintaining or supporting the Software.

(D) Responsibilities. Motricity shall pay all costs of providing and maintaining the Source Code Materials in escrow, including the fees of the escrow agent and Motricity shall annually certify compliance, including payment of fees. . Verizon Wireless shall have the right at any time to verify that the copy of the source code placed in escrow shall be reproduced and maintained on machine readable media compatible with Motricity’s equipment and shall be accompanied by full documentation thereof. All Source Code Materials will be refreshed by Motricity within ten (10) days of the date when Motricity provides Verizon Wireless with a new maintenance release or upgraded version of Software. As a baseline to insure that all Source Code Materials placed in escrow are complete,

(E) Supplementary Agreement. Motricity acknowledges that this escrow provision, or any Escrow Agreement the parties may enter into, is an “agreement supplementary to” (the “Supplementary Agreement”) the license agreement as provided in Section 365(n) of the Bankruptcy Code. Motricity acknowledges that if Motricity as a debtor-in-interest or a trustee-in-bankruptcy (individually or collectively “Debtor”) in a case under the Bankruptcy Code rejects this Agreement or the Supplementary Agreement, Verizon

Matter Number AGR-002829-2010

Wireless may elect to retain its rights under the Agreement and this Supplementary Agreement as provided in Section 365(n) of the Bankruptcy Code. After the commencement of a case under the Bankruptcy Code by or against Motricity, and unless and until the Agreement is rejected, upon written request of Verizon Wireless, Debtor shall (i) not interfere with the rights of Verizon Wireless as provided in the Agreement and this Supplementary Agreement, including the right to obtain the Source Code Materials from the escrow agent; and (ii) provide the Source Code Materials to Verizon Wireless. If Debtor rejects the Agreement or this Supplementary Agreement and Verizon Wireless elects to retain its rights as set forth in Section 365 of the Bankruptcy Code, upon written request of Verizon Wireless, the escrow agent shall provide the Source Code Materials to Verizon Wireless.”

b. In the event a Work Order provides for Development Services for Custom Software, the following terms shall apply:

i. Motricity hereby agrees that all such Custom Software and designs, models, prototypes, drawings, and other materials related to such Custom Software, if any, (collectively “Related Materials”) are works made for hire exclusively for Verizon Wireless under the patent or copyright laws of the United States and shall become and remain the exclusive property of Verizon Wireless, and Verizon Wireless shall have the rights to use such for any purpose without any additional compensation to Motricity.

ii. In the event any Custom Software or Related Materials produced under this Agreement shall not be deemed to be a work made for hire exclusively for Verizon Wireless under the patent or copyright laws of the United States, Motricity hereby assigns and agrees to assign to Verizon Wireless its entire right, title and interest in and to (including the right to reproduce, modify, display, produce derivative works of, translate, publish, sell, use, dispose of, and to authorize others so to do, and the right to patent or copyright and to register such patent or copyright in Verizon Wireless’ or its nominee’s name) all Custom Software. Motricity further agrees to assist Verizon Wireless in every proper way to protect Custom Software, including, but not limited to, signing patent and copyright applications, oaths or declarations, and assignments in favor of Verizon Wireless relating to the Custom Software, as well as such ancillary and confirmatory documents as may be required or appropriate to insure that such title is clearly and exclusively vested in Verizon Wireless, within the United States and in any and all foreign countries. Motricity further agrees to assist and cooperate with all efforts to enforce the rights of Verizon Wireless in such property against any third parties.

iii. Further, Motricity grants to Verizon Wireless a royalty-free, nonexclusive, transferable, sublicensable, and irrevocable license to any and all Background Materials which are incorporated in any Custom Software furnished under this Agreement to Verizon Wireless by Motricity.

iv. Motricity warrants and represents that it has or will have the right, through written agreements with all employees performing Services under or in connection with this Agreement, to secure for Verizon Wireless the rights called for in this Section. Further, in the event Motricity uses any subcontractor, consultant or other third party to perform any of the Services contracted for by this Agreement, Motricity agrees to enter into such written agreements with such third party, and to take such other steps as are or may be required to secure for Verizon Wireless the rights called for in this Section.

2.11	Exhibit A, of the Agreement, Definitions, shall be amended by adding the following definitions:

“Acceptance” or “Accepted” means delivery to Motricity by Verizon Wireless of its written notice of acceptance as provided in Section 5.3.d.

“Background Materials” means Motricity’s tangible and intangible materials and intellectual

Matter Number AGR-002829-2010

property that existed before Motricity commenced work on any Custom Software, or Services provided under this Agreement or any Work Order, including without limitation reports, documentation, drawings, computer programs (source code, object code and listings), inventions, know-how, creations, works, devices, masks, models and work-in-process, that Motricity incorporates into the Custom Software or Services or uses to provide Services. When applicable a full and complete list and description of Motricity’s Background Materials shall be set forth in a Schedule appended to a Work Order.

“Custom Software” means the system software, application software and other computer programs resulting from the Development Services provided by Motricity under this Agreement or a Work Order. Custom Software includes both object code and source code, but excludes software used to provide the Portal Services and any modifications or enhancements to such software.

“Development Services” means the design, creation, or development of computer programs by Motricity pursuant to this Agreement or an Work Order that are based on Requirements provided by Verizon Wireless and are paid for by Verizon Wireless.

“Developed Technology” means Technology created through Development Services.

“Indirect Channel Entity” means any third party whom Verizon Wireless has authorized in writing to offer, promote, market and resell Verizon Services indirectly or through one or more tiers of indirect distribution, under the Trademarks of Verizon Wireless or the Trademarks of such Indirect Channel Entity. For greater certainty, the term “Indirect Channel Entity” expressly does not include overseas Affiliates of Verizon Wireless or its parent companies.

“Milestones” means the schedule of development and delivery milestones specified in a Work Order.

“OEM” means original equipment manufacturer

“Products” means all Software and Services, and all hardware, equipment, supplies, materials, parts, components and assemblies used to provide the Services described in a Work Order functioning in compliance with the Service Requirements of this Agreement or any Work Order.

“Services” means all installation, implementation, technical support, maintenance, modification, training, repair, Development Services, and other services that Motricity will provide to Verizon Wireless, as described in an applicable Work Order including all exhibits attached thereto, as amended by any Work Order.

“Service Requirements” means, collectively, all of the Specifications and all of the requirements for Software set forth or referenced in the applicable Work Order, including but not limited to the service description, Service Level Agreement; Security Requirements; Training Plan and Disaster Recovery Requirements documents, as applicable and as amended from time to time by any mutually agreed upon Work Order, or otherwise upon mutual written agreement of the Parties.

“Software” means on whatever media provided, a program, or programs, including data files, system software and application software and firmware consisting of machine readable logical instructions and tables of information, which guide the functioning of a processor or which provide functional and operational performance capabilities and capacities, including all updates, upgrades and enhancements thereto.

“Source Code” means the human-readable version of particular Software, as well as associated documentation required or necessary to enable an independent third party programmer with reasonable programming skills to compile, create, operate, maintain, modify and improve such Software and associated documentation without the help of any other Person.

“Specifications” means the written functional and technical specifications and requirements for Software attached to or referenced in this Agreement or the applicable Work Order and all

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documentation, as amended from time to time by any mutually agreed upon Work Order or otherwise by mutual written agreement of the Parties.

“Use” means (i) to read Software into or out of hardware memory; (ii) to use, execute, operate, display, perform, and store Software, in whole or in part, on any computer system, processor or mobile devices on which Software will function, and on any number of computer systems, processors, or mobile devices; (iii) to transfer into, and store in, equipment selected by Verizon Wireless all or any portion of the Software; and (iv) to process and execute instructions, statements and data included in, or output to, the Software, all without any modifications to the Software.

2.11 Exhibit E, of the Agreement, shall be modified by adding Exhibit E-2, “Custom or licensed Software Work Order” to the Agreement, attached hereto as Attachment 1.

3.	EFFECT OF AMENDMENT.

This Ninth Amendment is an integral part of the Agreement. Terms used herein which are defined or specified in the Agreement shall have the meanings set forth therein. If there are any inconsistencies between a specific term or condition of this Ninth Amendment and a specific term or condition of the Agreement, the specific term or condition of this Ninth Amendment shall control. Except as amended hereby, the Agreement shall continue in full force and effect.

4.	SIGNATURES.

IN WITNESS WHEREOF, the Parties hereto have caused this Ninth Amendment to be executed by their duly authorized officers or representative.

CELLCO PARTHNERSHIP d/b/a	MOTRICITY, INC.

VERIZON WIRELESS

BY:	BY:

NAME:	NAME:

TITLE:	TITLE:

DATE:	DATE:

Matter Number AGR-002829-2010

Attachment 1

Exhibit E-1

Custom or Licensed Software Work Order

SEE ATTACHED